                                                                    Exhibit 12.1




 Calculation of Ratios of Earnings to Fixed Charges and Combined Fixed Charges
                            and Preferred Dividends
                         (In thousands, except ratios)

                                                                                                                 Nine
                                                                                                                Months
                                                                                                                 Ended
                                                                                                               September
                                                                  Year Ended December 31,                         30,
                                                    -------------------------------------------------------    --------
                                                        1997           1998          1999          2000           2001
                                                        ----           ----          ----          ----           ----
EARNINGS AVAILABLE FOR
  FIXED CHARGES:
Net Income                                          $  (2,162)       $ (6,860)    $ (1,337)    $  38,566       $ 60,732
Less: Capitalized interest                                  -            (237)        (966)          (17)             -
Add: Fixed charges                                         40             603        3,870           909            453
Income tax provision                                        -               -            -        20,858         34,161
                                                    -------------------------------------------------------    --------
EARNINGS AVAILABLE                                  $  (2,122)       $ (6,494)    $  1,567     $  60,316       $ 95,346
                                                    =======================================================    ========
FIXED CHARGES:
Interest expense                                    $       -        $    279     $  2,805     $     748       $    306
Capitalized interest                                        -             237          966            17              -
Rental expense representative of interest factor           40              87           99           144            147
                                                    -------------------------------------------------------    --------
TOTAL FIXED CHARGES                                 $      40        $    603     $  3,870     $     909       $    453
                                                    =======================================================    ========
Preferred dividends on a pre-tax basis              $   1,326        $  7,094     $  7,911     $       -       $      -
                                                    -------------------------------------------------------    --------
TOTAL FIXED CHARGES AND PREFERRED DIVIDENDS         $   1,366        $  7,697     $ 11,781     $     909       $    453
                                                    =======================================================    ========
RATIO OF EARNINGS TO FIXED CHARGES                         (1)             (1)          (1)        66.35         210.48
                                                    =======================================================    ========
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
   DIVIDENDS                                               (2)             (2)          (2)        66.35         210.48
                                                    =======================================================    ========


(1) Earnings were inadequate to cover fixed charges by $2.2 million, $7.1 million and $2.3 million for the years ended December 31, 1997, 1998 and 1999, respectively.

(2) Earnings were inadequate to cover fixed charges and preferred dividends by $3.5 million, $14.2 million and $10.2 million for the years ended December 31, 1997, 1998 and 1999, respectively.